EXHIBIT 8.5

                         TRANSFER RESTRICTION AGREEMENT


         THIS TRANSFER RESTRICTION AGREEMENT, dated as of September 23, 1998, is entered into by and among Security Capital Holdings, S.A., a Luxembourg corporation ("SCH"), and Regency Realty Corporation, a Florida corporation ("Regency").

         WHEREAS, as of the date hereof SCH owns beneficially 46,985,458.985 shares of beneficial interest, $0.01 par value per share ("PRT Common Stock"), of Pacific Retail Trust, a Maryland real estate investment trust ("PRT"), (all such shares and any shares of PRT Common Stock that hereafter become beneficially owned by SCH prior to the termination of this Agreement being referred to herein as the "PRT Shares");

         WHEREAS, PRT and Regency are entering into an Agreement and Plan of Merger of even date herewith (as such Agreement may hereafter be amended from time to time, the "Merger Agreement"), pursuant to which, upon the terms and subject to the conditions thereof, PRT will merge with and into Regency (the "Merger");

         WHEREAS, concurrently herewith, Regency, PRT, SCH and Security Capital U.S. Realty, a Luxembourg corporation and the parent of SCH, are entering into a Voting Agreement (the "Voting Agreement"), pursuant to which, among other things, SCH has agreed to vote its PRT Shares in favor of the Merger;

         WHEREAS, as a condition of Regency's willingness to enter into the Merger Agreement, Regency has requested that SCH agree, and in order to induce Regency to enter into the Merger Agreement, SCH has agreed, to the matters addressed herein;

         NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

                  1. TRANSFER OF PRT SHARES. Subject to the terms and conditions of this Agreement, until the earlier of (i) the termination of the Merger Agreement in accordance with its terms and (ii) the close of business on the date of the later to occur of the special meetings of shareholders of PRT and Regency called to consider and vote upon the Merger (including any adjournments thereof) and except as otherwise provided herein, SCH will not (a) sell or otherwise dispose of any of the PRT Shares (provided that the foregoing shall not preclude a pledge of PRT Shares as security with respect to a bona fide loan from a financial institution), (b) deposit any of the PRT Shares into a voting trust or enter into a voting agreement or arrangement (other than the Voting Agreement) with respect to any of the PRT Shares or grant any proxy with respect thereto, or (c) enter into any contact, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer or other disposition of any of the PRT Shares.

                  2.  SPECIFIC  PERFORMANCE.   The  parties  hereto  agree  that
irreparable damages would occur in the event any provision of this Agreement was not performed in

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accordance  with the terms  hereof and that the  parties  shall be  entitled  to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

                  3. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, without giving effect to principles of conflict of laws.

                  4. COUNTERPARTS. This Agreement may be executed by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but both of which, taken together, shall constitute one and the same agreement.

                  5. AMENDMENT. This Agreement shall not be amended without the written consent of PRT and the parties hereto.

                  6. NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:

                  If to Regency, to:

                  Regency Realty Corporation
                  121 Forsyth Street, Suite 200
                  Jacksonville, Florida  32202
                  Attention:  Martin E. Stein, Jr.
                  Fax:  (904) 354-3448

                  and to:

                  Foley & Lardner
                  200 Laura Street
                  Jacksonville, Florida 32205
                  Attention:          Linda Y. Kelso
                  Fax:     (904) 359-8700

                  If to SCH, to

                  c/o Security Capital Holdings, S.A.
                  69 Route d'Esch
                  L-1470 Luxembourg
                  Attention:  Ariel Amir
                  and to:

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                  Wachtell, Lipton, Rosen & Katz
                  51 West 52nd Street
                  New York, New York  10019-6150
                  Attention:  Adam O. Emmerich
                  Fax:     (212)403-2234

                  7. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

                  8. ASSIGNMENT. This Agreement shall not be assigned by operation of law or otherwise.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective, duly authorized officers, as of the date first above written.

                                       Regency Realty Corporation




                                       By:
                                       Name:
                                       Title:





                                       Security Capital Holdings, S.A.




                                       By:
                                       Name:
                                       Title:






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